Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•(Form S-8 No. 333-260329) pertaining to the 2021 Stock Incentive Plan of Rockley Photonics Holdings Limited and the 2021 Employee Stock Purchase Plan of Rockley Photonics Holdings Limited;
•(Form S-8 POS No. 333-255019) pertaining to the 2013 Stock Incentive Plan of Rockley Photonics Limited

of our report dated March 10, 2022, with respect to the consolidated financial statements of Rockley Photonics Holdings Limited included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Jose, California
March 10, 2022